Exhibit 99.1
CONTACT: ERIK G. BIRKERTS
Orion Energy Systems
(920) 482-1924
Victoria Paris
FD Ashton Partners
(312) 553-6715
Orion Energy Systems, Inc. Announces Fiscal 2009 Preliminary First Quarter Revenues and Provides Revised Annual Revenue Guidance
Orion announces key management changes with appointments of new Chief Financial Officer and new Chief Operating Officer
PLYMOUTH, WI, July 15, 2008 — Orion Energy Systems, Inc. (NASDAQ: OESX), a leading provider of energy management systems to the commercial and industrial sectors, today announced that it expects revenues in the range of $16.1 million to $16.3 million for its fiscal 2009 first quarter ended June 30. Given softer than anticipated first quarter revenues, Orion is revising its annual revenue guidance range to 25% to 28% year-over-year revenue growth. Total revenue for fiscal 2009 is now forecasted to be between $101 million and $103 million.
The softness in Orion’s top-line first quarter revenue can be attributed partly to the Company’s focus on building its sales organization, which resulted in key personnel spending more time in the first quarter on developing the organization and less time on closing new sales. A portion of first quarter weakness is also tied to economic conditions, with lengthening sales cycles experienced across some customer opportunities. There have been no customer losses.
“While our decision to focus resources on building our sales organization and implementing scalable training methodologies resulted in fewer first quarter sales than anticipated, we believe this investment will have a positive, long-term impact on our success,” commented Neal Verfuerth, CEO of Orion Energy Systems. “Although we continue to see attractive opportunities this year with our existing and prospective customers, it is prudent to revise downward our annual revenue guidance given first quarter results and indications that sales cycles seem to be lengthening for some customers.”
Orion also announced several key management changes designed to strengthen its operational effectiveness and execution in anticipation of continued growth.
•	Dan Waibel has been appointed President of the Orion Asset Management Division. In this position, Waibel will focus on Orion’s long-term strategic opportunities and be responsible for creating Orion’s customer financing products, managing Orion’s utility and demand response energy management efforts, and continuing to build Orion’s emissions monetization programs.

•	Scott Jensen has been promoted to Chief Financial Officer and Treasurer, assuming responsibilities held by Dan Waibel. Jensen has been with Orion over four years, most recently in the roles of Company Controller and Vice President of Corporate Finance.

•	Erik Birkerts has been promoted to the newly created position of Chief Operating Officer. Birkerts has been working with Orion for nearly two years, first as an external consultant and then as Orion’s Vice President of Strategic Initiatives. As COO, Birkerts’ key responsibilities will include business planning, budgeting, and forecasting. Birkerts will also play a key role in the Company’s communication with investors and other key constituents.
“These organizational changes bring additional operational focus and depth to this management team. Equally important, these changes enable me to more strongly align my efforts to work with the sales team to capture the opportunities that exist within the retrofit market,” said Neal Verfuerth. “I am confident we have the right team in place to grow our business, while increasing value and providing greater visibility for our stakeholders.”
Conference Call
Orion will host a conference call on Wednesday, July 16, at 8:30 a.m. Eastern (7:30 a.m. Central/5:30 a.m. Pacific) to discuss details regarding this news release. Domestic callers may access the earnings conference call by dialing 877-681-3372 (International callers, dial 719-325-4893). Investors and other interested parties may also go to the Investor Relations section of Orion’s website at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.
Release of First Quarter Financial Results
Orion will provide complete financial results and additional commentary pertaining to Fiscal 2009 first quarter when it reports its first quarter financial results on Tuesday, August 5, 2008. Details on the conference call for investors and analysts will be provided in a separate news release.
Orion Energy Systems, Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (ii) the market acceptance of Orion’s products and services; (iii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (iv) loss of one or more key customers or suppliers; (v) a reduction in the price of electricity; (vi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (vii) increased competition from government subsidiaries and utility incentive programs; (viii) dependence on customers’ capital budgets for sales of products and services; (ix) Orion’s ability to effectively manage its anticipated growth; and (x) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our website.
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